EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Azar International Corp.

We hereby consent to the incorporation of our report dated October 05, 2020 relating to our audit of the balance sheets of Azar International Corp. as of August 31, 2020 and 2019, the related statements of operations, stockholder's equity, and cash flows for each year then ended included in the Annual Report of Azar International Corp. on Form 10-K for the year ended August 31, 2020.

/s/ Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: October 05, 2020